Exhibit 99.1

STORE Capital Announces Underwriter’s Full Exercise of Option to Purchase Additional Shares

SCOTTSDALE, Ariz., March 14, 2016 - STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that STORE Holding Company, LLC (the “Selling Stockholder”), a stockholder affiliated with Oaktree Capital Management, L.P., has completed the sale of an additional 3,000,000 shares of STORE Capital’s common stock in connection with the full exercise by the underwriter of its option to purchase additional common stock from the Selling Stockholder; the shares were sold as part of the previously announced secondary offering of STORE Capital’s common stock by the Selling Stockholder.  STORE Capital did not receive any proceeds from the sale of shares of common stock sold by the Selling Stockholder.

“Through their recent share sales and our continuing growth, Oaktree, our founding institutional shareholder, has lowered its stake in STORE to less than 24% of our total shares outstanding.  As a result, our Board will be comprised of a majority of independent directors fulfilling the requirement of non-controlled companies by the New York Stock Exchange.  With their most recent sales of shares, Oaktree will be entitled to appoint two of our nine directors, down from five directors just six months ago.  These changes have been long expected and are an important evolution in our transition from a privately held concern to a seasoned public company,” said Christopher Volk, Chief Executive Officer.

Goldman, Sachs & Co. acted as sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and has become effective. The offering of these securities was made only by means of a prospectus supplement and accompanying prospectus, which are on file with the SEC. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states as of December 31, 2015.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Financial Profiles

Moira Conlon, 310-622-8220

STORECapital@finprofiles.com

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